Exhibit 99.1

Quotient Limited Reports Fourth Quarter and

Full-Year Financial Results for the Year Ended March 31, 2014

JERSEY, Channel Islands, May 19, 2014 — Quotient Limited (“Quotient”; NASDAQ:QTNTU), a commercial-stage diagnostics company, today reported financial results for its fourth quarter and fiscal year ended March 31, 2014.

Financial highlights of the fourth quarter of fiscal 2014 include:

•	Total revenue and Product sales of $4.7 million – a 36% year-over-year increase

•	65% of Product sales from standing purchase orders

•	Gross profit of $2.5 million – a 53% year-over-year increase

Financial highlights of the fiscal year ended March 31, 2014 include:

•	Total revenue of $19.8 million – a 37% increase

•	Total Product sales of $17.0 million – a 24% increase

•	Gross profit of $11.3 million – a 58% increase

Key revenue and profit results are summarized below:

	3-Months Ended March 31,		12-Months Ended March 31,
	2014	2013	2014	2013
Revenue:
Product sales – OEM Customers	$3,050	$2,257	$11,768	$9,557
Product sales – direct customers and distributors	1,605	1,178	5,219	4,196
Other revenue	–	–	2,768	618
Total revenue	$4,655	$3,435	$19,755	$14,371

Product sales from standing purchase orders (%)	65%	71%	71%	71%

Gross profit	$2,520	$1,649	$11,349	$7,202
Gross profit as a % of total revenue	54.1%	48.0%	57.4%	50.1%
Gross profit on product sales (%)	54.1%	48.0%	50.5%	47.9%

Operating loss	$(4,605)	$(1,612)	$(8,892)	$(4,491)

“The fourth quarter of fiscal 2014 demonstrated a continuing trend of strong revenue growth and product development at Quotient. We delivered exceptional product sales growth and profit within our conventional reagent business and achieved several key milestones related to MosaiQTM, our proprietary multiplex testing solution for blood grouping and disease screening. At the same time, we successfully completed our initial public offering on the NASDAQ Global Market,” said Chairman and Chief Executive Officer, Paul Cowan. “Commercial scale-up for MosaiQ™ has commenced. With the proceeds from our recently completed IPO, we expect to have a functioning consumable manufacturing system and instrument prototype to start validation in early 2015. We believe we are also well-positioned for continued strong growth in our conventional reagent business.”

Other recent business highlights include:

•	Acquired lease for the MosaiQ™ consumable manufacturing facility in Eysins, Switzerland

•	Ordered key components of the initial manufacturing system for MosaiQ™ consumables

•	Signed development and manufacturing agreements for the MosaiQ™ instrument

•	Received first instrument ‘breadboard’ module for internal testing

•	Expanded license to proprietary printing technology for the manufacturing of MosaiQ™ consumables to cover all diagnostic applications other than point-of-care

•	Completed our initial public offering on April 30, 2014, raising $37.2 million of net proceeds after underwriting discounts and before expenses

Total revenue and Product sales in the fourth quarter of fiscal 2014 (“4QFY14”) increased by 36% to $4.7 million from $3.4 million in the fourth quarter of fiscal 2013 (“4QFY13”). Total revenue for the year ended March 31, 2014 (“FY14”) increased by 37% to $19.8 million, compared with $14.4 million in the year ended March 31, 2013 (“FY13”). Product sales in FY14 were $17.0 million, an increase of 24% compared with FY13.

Gross profit on Total revenue and Product sales was 54.1% in 4QFY14 compared with 48.0% in 4QFY13. This increase was attributable to improved product sales mix, increased production capacity utilization and the results of the continuous improvement program within our manufacturing operations. Gross profit as a percentage of revenue was 57.4% in FY14 compared with 50.1% in FY13. This increase was attributable to the receipt of $2.8 million of product development fees, along with improved product sales mix, increased production capacity utilization and the results of the continuous improvement program within our manufacturing operations. Gross profit on Product sales was 50.5% in FY14 compared with 47.9% in FY13.

Research and development expense was $3.1 million in 4QFY14 compared with $0.7 million in 4QFY13 and $8.1 million in FY14 compared with $2.6 million in FY13. The increase in fourth quarter and fiscal 2014 research and development expense reflected increased investment in the MosaiQ™ technology platform following the establishment of technical feasibility in the first half of FY14.

Sales and marketing expense was $0.6 million in 4QFY14 compared with $0.6 million in 4QFY13 and $2.7 million in FY14 compared with $2.3 million in FY13. The increase in fiscal 2014 sales and marketing expense reflected commissions on higher product sales.

General and administrative expense was $3.3 million in 4QFY14 compared with $1.9 million in 4QFY13 and $9.5 million in FY14 compared with $6.8 million in FY13. The increase in fourth quarter and fiscal 2014 general and administrative expense reflects the impact of management additions, higher corporate costs (including costs related to the Company’s transition to a public company) and share compensation expense.

Net loss attributable to ordinary shareholders for 4QFY14 was $5.2 million, or a loss of $16.15 per ordinary share, compared with $1.7 million, or a loss of $22.02 per ordinary share in 4QFY13. Net loss attributable to ordinary shareholders for FY14 was $10.2 million, or a loss of $54.41 per ordinary share, compared with $4.7 million, or a loss of $62.97 per ordinary share in FY13.

The Company ended the year with $7.2 million in cash and equivalents. This excludes the impact of our April 2014 initial public offering, which raised $37.2 million, net of underwriting discounts and before expenses.

Quotient’s outlook for the fiscal year ending March 31, 2015 includes:

•	Total revenue in the range of $19.4 to $20.4 million, including other revenue (product development fees) of $0.7 million

•	Product sales of $18.7 to $19.7 million, an increase of 10% to 16% compared with FY14

•	U.S. GAAP net loss in the range of $27 to $30 million

•	Total Product sales in the first quarter within the range of $5.0 to $5.5 million, an increase of 28% to 41% compared with the first quarter of FY14

Conference Call

Quotient will host a conference call on Tuesday, May 20th at 8:30 a.m. Eastern Time to discuss its fourth quarter and fiscal year 2014 financial results. Participants may access the call by dialing 1-877-407-9039 in the U.S. or 1-201-689-8470 outside the U.S. The call will be webcast live on the Company’s website at www.quotientbd.com.

A replay of this conference call will be available through May 27th by dialing 1-877-870-5176 in the U.S. or 1-858-384-5517 outside the U.S. The replay access code is 13582560.

About Quotient Limited

Quotient is an established, commercial-stage diagnostics company committed to reducing healthcare costs and improving patient care through the development and commercialization of innovative tests, currently focused on blood grouping and serological disease screening. Quotient is developing its proprietary MosaiQTM technology platform to offer a breadth of tests that is unmatched by any commercially available transfusion diagnostic instrument platform. The company’s operations are based in Edinburgh, Scotland; Newtown, Pennsylvania; and Eysins, Switzerland.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our expectations of continued growth, the development, regulatory approval, commercialization and impact of MosaiQ and other new products and current estimates of fiscal 2015 operating results. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include delays or denials of regulatory approvals or clearances for products or applications; market acceptance of our products; the impact of competition; the impact of facility expansions and expanded product development, clinical, sales and marketing activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or field trial studies; adverse results in connection with any ongoing or future legal proceeding; continued or worsening adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the company’s filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Quotient disclaims any obligation to update these forward-looking statements.

The Quotient logo and MosaiQ™ are registered trademarks or trademarks of Quotient Limited and its subsidiaries in various jurisdictions.

Quotient Limited

Condensed Consolidated Statements Of Comprehensive Loss

(in thousands, except per share amounts)

(unaudited)

	3 Months Ended March 31,		12 Months Ended March 31,

	2014	2013	2014	2013

Revenue:
Product sales	$4,655	$3,435	$16,987	$13,753
Other revenues	–	–	2,768	618

Total revenue	4,655	3,435	19,755	14,371
Cost of product revenue	2,135	1,786	8,406	7,169

Gross profit	2,520	1,649	11,349	7,202
Operating expenses:
Sales & Marketing	648	621	2,705	2,252
Research and development, net	3,150	734	8,066	2,617
General and administrative	3,327	1,906	9,470	6,824

Total operating expenses	7,125	3,261	20,241	11,693

Operating loss	(4,605)	(1,612)	(8,892)	(4,491)
Other income (expense):
Interest expense, net	(494)	(42)	(1,076)	(234)
Other income (expense), net	(114)	(18)	(197)	11

Total other income (expense)	(608)	(60)	(1,273)	(223)

Net loss attributable to common stockholders	$(5,213)	$(1,672)	$(10,165)	$(4,714)

Net loss per ordinary share, basic and diluted	$(16.15)	$(22.02)	$(54.41)	$(62.97)

Shares used in calculating basic and diluted net loss per ordinary share	323	76	187	75

Quotient Limited

Condensed Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	March 31, 2014	March 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$7,192	$4,219
Trade accounts receivable, net	2,439	1,516
Inventories	4,557	3,324
Prepaid expenses and other current assets	5,200	1,112

Total current assets	19,388	10,171
Property and equipment, net	8,556	1,650
Intangible assets, net	967	1,070
Other non-current assets	897	–

Total assets	$29,808	$12,891

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRENCE SHARES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$5,343	$2,338
Accrued compensation and benefits	2,014	1,064
Accrued expenses and other current liabilities	4,874	1,024
Lease incentive, current portion	485	–
Capital lease, current portion	183	198

Total current liabilities	12,899	4,624
Long-term debt	15,105	3,000
Lease incentive, less current portion	2,423	–
Capital lease obligation, less current portion	154	307

Total liabilities	30,581	7,931
Redeemable convertible preference shares	30,763	28,021
Total stockholders’ deficit	(31,536)	(23,061)

Total liabilities, mandatorily redeemable convertible preferred stock and stockholders’ deficit	$29,808	$12,891

CONTACT: Stephen Unger, Chief Financial Officer – stephen.unger@quotientbd.com